As filed with the Securities and Exchange Commission on November 15, 2024

Registration No. 333-260308

Registration No. 333-269901

Registration No. 333-273832

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-260308

FORM S-8 REGISTRATION STATEMENT NO. 333-269901

FORM S-8 REGISTRATION STATEMENT NO. 333-273832

UNDER THE SECURITIES ACT OF 1933

 Nuvei Corporation

(Exact Name of Registrant as specified in its charter)

Canada	48-1298435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 René-Lévesque Boulevard West,

Suite 900

Montreal, Quebec H3B 4N4

(514) 313-1190

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

 Nuvei Corporation Omnibus Incentive Plan

Paya Holdings Inc. Omnibus Incentive Plan

Nuvei Corporation Incentive Stock Option Plan

(Full title of the plans)

Nuvei Technologies Inc.

1375 North Scottsdale Road

Suite 400

Scottsdale, Arizona 85257

United States of America
1 (877) 462-7486

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Veronica M. Wissel

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4794

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Nuvei Corporation, a corporation existing under the federal laws of Canada (the “Registrant”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-260308, filed on October 18, 2021, relating to the registration of (i) 6,176,711 Subordinate Voting Shares of the Registrant (the “Subordinate Voting Shares”) reserved for issuance under the Nuvei Corporation Omnibus Incentive Plan (as amended and/or restated from time to time, the “Omnibus Plan”), (ii) 6,379,006 Subordinate Voting Shares issuable pursuant to stock options outstanding under the Omnibus Plan and (iii) 2,582,543 Subordinate Voting Shares issuable pursuant to stock options outstanding under the Nuvei Corporation Incentive Stock Option Plan;

•	Registration Statement No. 333-269901, filed on February 22, 2023, relating to the registration of (i) 909,735 Subordinate Voting Shares issuable under restricted stock unit awards granted under the Paya Holdings Inc. Omnibus Incentive Plan, as amended (the “Paya Plan”) and (ii) 414,606 Subordinate Voting Shares issuable under stock options granted under the Paya Plan, in each case, which restricted stock unit awards and stock options were assumed by the Registrant on February 22, 2023; and

•	Registration Statement No. 333-273832, filed on August 9, 2023, relating to the registration of an additional 7,646,893 Subordinate Voting Shares issuable pursuant to the Omnibus Plan.

On November 15, 2024, pursuant to the terms of the Arrangement Agreement, dated as of April 1, 2024 (the “Arrangement Agreement”), by and between the Registrant and Neon Maple Purchaser Inc., a corporation existing under the federal laws of Canada (“Purchaser”), Purchaser acquired all of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares of the Registrant, pursuant to a statutory plan of arrangement under the Canada Business Corporations Act.

As a result of the transactions contemplated by the Arrangement Agreement, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements that remain unsold or unissued at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration the Subordinate Voting Shares registered but remaining unsold or unissued under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining Subordinate Voting Shares registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Country of Canada on this 15th day of November, 2024.

Nuvei Corporation

By:	/s/ David Schwartz
Name:	David Schwartz
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on November 15, 2024.

Nuvei Technologies, Inc.

By:	/s/ David Schwartz
Name:	David Schwartz
Title:	Chief Financial Officer